UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)

April 20, 2015

BAZAARVOICE, INC.

(Exact name of registrant as specified in its charter)

Delaware	001-35433	20-2908277
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3900 N. Capital of Texas Highway, Suite 300

Austin, Texas 78746-3211

(Address of principal executive offices, including zip code)

(512) 551-6000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Director

On April 20, 2015, the Board of Directors (the “Board”) of Bazaarvoice, Inc. (the “Company”, “we” or “us”), appointed Jeffrey Hawn as a member of the Board, effective immediately, and designated Mr. Hawn as a Class III director to stand for election at the Company’s 2017 annual meeting of stockholders. Committee membership for Mr. Hawn has not been determined at this time.

Mr. Hawn has served as Chairman and CEO of Vertafore, a provider of software and solutions to the insurance industry, since April 2015. Prior to joining Vertafore, Mr. Hawn served as Chairman and CEO of The Attachmate Group, a software holding company, from May 2005 to November 2014. Prior to that, he was an Operating Partner of JMI-Inc., a private equity firm, a role he assumed in April 2004. Previously, he served as Senior Vice President of Operations for BMC Software, Inc., a leading provider of enterprise management solutions, from July 2000 to March 2004 and as a partner with McKinsey & Company, a leading management consulting firm, from July 1990 to July 2000. Mr. Hawn received a B.S. in Mechanical Engineering from Southern Methodist University and an M.B.A. from the University of Texas at Austin. Mr. Hawn served on the board of Pervasive Software Inc. from February 2003 until April 2013, the board of Vignette Corporation from November 2001 until July 2009 and numerous private company boards.

Mr. Hawn is covered by our outside director compensation policy as described in our Notice of 2014 Annual Meeting of Stockholders filed with the SEC on August 26, 2014, which description is incorporated into this Item 5.02 by reference. In accordance with the outside director compensation policy, Mr. Hawn is eligible to receive annual cash retainers for Board service, committee service and service as chairperson of a committee, an initial award of restricted stock upon joining the Board and an annual award paid in stock options or restricted stock at his election.

Mr. Hawn has no direct or indirect material interest in any transaction required to be disclosed pursuant to Item 404(a) of Regulation S-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BAZAARVOICE, INC.

By:	/s/ Kin Gill
Kin Gill
Chief Legal Officer, General Counsel and Secretary

Date: April 22, 2015